Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 6720 North Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“NutraCea”, the “Company” or the “Employer”) and Kody Newland an individual with a mailing address at 1928 East Highland F-104 PMB 611, Phoenix, Arizona 85016 (“Employee”) effective as of March 3, 2010 (“Effective Date”), as follows:

AGREEMENT

1.           Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.           Employment; Scope of Employment. Employee shall be employed as Senior Vice President of Sales and Marketing of NutraCea.  NutraCea reserves the exclusive right to designate and modify Employee’s specific duties from time to time in any manner consistent with Employee’s status as Senior Vice President of Sales and Marketing of NutraCea.  No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1           Best Efforts; Full Working Time.  Employee agrees to devote his/her best efforts, attention, skill and experience to the performance of Employee’s duties all in accordance with the provisions of this Agreement.  Employee shall apply his/her entire full working time to performing these services.

2.2           Supervision and Direction of Services.  All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of NutraCea.

2.3           Rules.  Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same.  No such policy, rule or regulation shall alter, modify or revoke Employee’s status as an at-will employee or any other provision of this Agreement.

2.4           Exclusive Services.  During the Term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which NutraCea deems in its sole discretion to be competitive in any way with NutraCea’s current or future business operations.  Employee agrees that Employee shall not enter into any agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed with NutraCea.

2.5           Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce employees or independent contractors of NutraCea to sever their relationship with NutraCea and to accept an employment or an independent contractor relationship with any other business.

3.           Term and Termination; Payments upon Termination.

3.1           Term and Termination. Unless earlier terminated for Cause (as defined below), NutraCea hereby employs the Employee for a period commencing on the Effective Date and ending on March 3, 2012 (the “Term”).  The Term may be extended by mutual agreement of the parties on a month-to-month basis unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the then-effective Term of such party’s intention not to renew this Agreement.

3.1.1           Termination for Cause.  “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)           Employee has materially breached the terms here of;

(b)           Employee, in the reasonable determination of the Board of Directors of NutraCea has been grossly negligent or engaged in material willful or gross misconduct in the performance of his/her duties;

(c)           Has failed to meet written standards established by NutraCea for the performance of duties hereunder;

(d)           Employee has committed, as determined by the Board of Directors of NutraCea, or has been convicted of fraud, moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct;

(e)           Employee has taken other actions or omitted to take any actions such that such action or omissions constitute legal cause for termination under Arizona law, as then in effect; or

(f)           Habitual misuse of alcohol or any non-prescribed drug.

3.2           Payments upon Termination.

3.2.1           For Cause.  Following any termination by the Company for Cause, Employee shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock  options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between NutraCea and Employee, which grant NutraCea certain repurchase rights.

3.2.2           Without Cause.  Following any termination by the Company without Cause, Employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to , salary, vacation pay and Employee may retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreements or stock purchase agreements entered into between NutraCea and Employee, which grant NutraCea certain repurchase rights.  Employee will also receive ninety (90) days of pay and receive continuing insurance coverage for ninety (90) days.  Any stock options due to vest in the ninety (90) days immediately after termination will vest upon termination.

4.           Compensation; Benefits.

4.1           Base Salary.  Employee shall be paid at a rate which, on an annualized basis, equals one hundred seventy five thousand dollars ($175,000) per year subject to normal payroll withholdings and NutraCea’s standard payroll practices.  As a named Executive Officer of NutraCea, Employee’s salary shall be subject to increase as determined by the Board of Directors.

4.2           Expenses.  Employee shall be reimbursed for reasonable business expenses which he/she incurs in the performance of his/her duties hereunder, in accordance with NutraCea’s standard reimbursement policies.

4.3           Annual Bonus Program.  Employee shall participate in any NutraCea annual bonus program that is adopted by NutraCea (subject to the terms and conditions of any such program).  Any such annual bonus program shall be approved by the NutraCea Compensation Committee and the Board of Directors and shall set forth objective criteria for bonus payments based on the financial performance of NutraCea and specific sales related goals and objectives set for the Employee. Such annual bonus program also shall set forth a target bonus objective for Employee, which target amount initially shall be thirty percent (30%) of his Base Salary.  The actual annual bonus amount, if any, shall be paid in accordance with the terms of such program.

4.4           Stock Options.   In connection with Employee’s employment, NutraCea shall grant to Employee, as of the Effective Date, a qualified stock option to purchase seven hundred fifty thousand (750,000) shares of NutraCea’s common stock pursuant to the terms and conditions of NutraCea’s 2010 Equity Incentive Plan and as outlined in EXHIBIT A.  Employee may, from time to time and at NutraCea’s sole discretion, be granted additional stock options.  All option grants shall be subject to Board of Director (and/or its Compensation Committee) approval and to the terms and conditions of the corresponding Equity Incentive Plan and Option Agreements.

4.5           Vacation and other Standard Benefits. Employee shall be entitled to three (3) weeks of paid vacation time per year.  Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy. Employee shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies.  Employee shall be reimbursed for reasonable business expenses, subject to prior approval by NutraCea in accordance with NutraCea’s accounting department of appropriate receipts or such other verification of expenses as NutraCea may require from time to time.

5.           Employee’s Representations.  Employee represents and warrants to NutraCea that information provided by Employee in connection with Employee’s employment and any supplemental information provided to NutraCea is complete, true and materially correct in all respects. Employee has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Employee to NutraCea.  Employee shall immediately notify NutraCea in writing of any change in the accuracy or completeness of all such information.

6.           Trade Secrets.  Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services.  Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as EXHIBIT B.  Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.           Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, 5 and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, 5 or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.           Miscellaneous.

8.1           Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules.  The exclusive jurisdiction and venue of any legal action brought by either party under this Agreement shall be in the County of Maricopa, State of Arizona.

8.2.           Entire Agreement.   This Agreement, the Proprietary Information Agreement dated March 3, 2010, described in Section 6 and the Option Agreement referenced in Section 4.4 contain the entire Agreement among the parties and supersede the Letter Agreement and all prior and contemporaneous oral and written agreements, understandings and representations among the parties, including without limitation any offer letter.  There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4           Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5           Attorney’s Fees.  If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorney’s fees, cost and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages by any court or arbitration as a result of the breach of this Agreement of any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

8.6           Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party against whom enforcement of the modification or discharge is sought.

8.7           No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement.  No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement, or to recover damages on account of the breach of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8           Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9           Resolution of Disputes.

8.9.1           Resolution of Disputes. NutraCea and Employee agree that any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute"),  shall be resolved through binding arbitration, as provided in this paragraph.  The parties agree that no party shall have the right to sue any other party regarding a Dispute except as provided in this paragraph.

8.9.2           Binding Arbitration.  Any Dispute between the parties shall be submitted to, and conclusively determined by, binding arbitration in accordance with this paragraph. The provisions of this paragraph shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. The arbitration of any Dispute between the parties to this Agreement shall be governed by the provisions of the Arizona Arbitration Act.

8.9.3           Appointment of Arbitrator.  The arbitration shall be a neutral arbitrator selected by NutraCea and Employee.  Within thirty (30) days of services of a demand for arbitration by either party to this Agreement, the parties shall endeavor in good faith to select a single arbitrator.  If they fail to do so within that time period, each party shall have an additional period of fifteen (15) days in which to appoint an arbitrator and those arbitrators within fifteen (15) days shall select an additional arbitrator.  If any party fails to appoint an arbitrator or if the arbitrators initially selected by the parties fail to appoint an additional arbitrator within the time specified herein, any party may apply to have an arbitrator appointed for the party who has failed to appoint, or to have the additional arbitrator appointed by the presiding judge for the Superior Court, Maricopa County, Arizona.

8.9.4           Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5           Location of Arbitration. Any arbitration hearing shall be conducted in Maricopa County, Arizona.

8.9.6           Applicable Law. The law applicable to the arbitration of any Dispute shall be the law of the State of Arizona, excluding its conflicts of law rules.

8.9.7           Arbitration Procedures. The parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims or defenses, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In addition, either party may choose, at that party’s discretion, to request that the arbitrators resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute.  By way of example, such dispositive motions would include, but are not limited to, those which would entitle a party to summary judgment or summary adjudication.  In the event a party to the arbitration requests that the arbitrators resolve a dispositive motion, the arbitrators shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8           Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any Disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be in writing and shall be specific enough to permit limited judicial review if necessary.

8.9.9           Costs of Arbitration; Attorneys’ Fees.  NutraCea shall bear any costs of arbitration that are over and above costs that would be incurred by Employee had he/she not been required to arbitrate the Dispute, but instead had been free to bring the action in court.  Each party shall bear its own attorneys’ fees.  However, NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs and attorneys’ fees incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10         Acknowledgment of Consent to Arbitration.  NOTICE:  BY EXECUTING THIS AGREEMENT EMPLOYEE AGREES TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY ARIZONA LAW AND EMPLOYEE WAIVES ANY RIGHTS EMPLOYEE MIGHT POSSES TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRAIL.  BY EXECUTING THIS AGREEMENT, THE EMPLOYEE WAIVES EMPLOYEE’S JUDICIAL RIGHTS TO APPEAL.  IF EMPLOYEE REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, EMPLOYEE MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE ARIZONA CODE OF CIVIL PROCEDURE.  EMPLOYEE’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT EMPLOYEE IS INDICATING THAT EMPLOYEE HAS READ AND UNDERSTOOD THE FOREGOING AND AGREES TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

8.10           Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE

Signature page for the Employment Agreement (“Agreement”) between NutraCea, a California corporation with principal offices at 6720 N Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 and Kody Newland an individual with a mailing address at 1928 E Highland F-104 PMB 611, Phoenix, Arizona 85016 (“Employee”) effective as of March 3, 2010 (“Effective Date”).

NutraCea

By:	W. John Short
Title:	Chief Executive Officer

Employee

Kody Newland

March 3, 2010

EXHIBIT A

OPTION AGREEMENT for Kody Newland

▪	750,000 shares
▪	250,000 vesting at signing
▪	500,000 vesting in equal monthly portions over the twenty-four (24) month contact period
▪	Strike price = 0.20¢
▪	Cashless provision
▪	Accelerated vesting if change of control occurs

Cashless Option

Surrender of options.  At the time of exercise, Employee has the right to exercise with a cashless method of payment.  If the common stock is publicly traded, by surrendering the right to purchase a certain number of option shares under the Option and using the appreciated value of the shares surrendered, defined as the Fair Market Value less the exercise price of the shares surrendered.  By way of example, if the optionee surrenders the right to purchase 40 shares on a date when the Fair Market Value is $8.125 per share and the Exercise Price is $3.25 per share, then the optionee could purchase ($8.125 - $3.25 = $4.875 x 40 shares = $195.00 divided by $3.25 = 60 shares), and the number of shares purchasable under the Option would be reduced by 100 shares.

Change of Control

Acceleration of Vesting.  If a “change of control” of the Company should occur, as defined below, then the option shall immediately vest and become exercisable in full and any performance criteria of this option will be waived.  For purposes of this Agreement, “change of control” shall mean:

1.
The consummation of a merger or consolidation of the Company with any other corporation which results in the voting securities of the Company outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation or,

2.	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

NutraCea, a California corporation ("Company"), and Kody Newland, an individual ("Employee"), agree as follows:

1.           Employment.  Employee acknowledges that the obligations of Employee set forth in this Agreement are a condition of Employee's employment with Company and are agreed to by Employee in consideration of such employment.  The parties agree that this Agreement shall not in any way affect the employer/employee relationship of the parties other than as specifically set forth in this Agreement, including without limitation the ability of Company to terminate Employee’s employment at will (unless otherwise provided in a written agreement, properly signed by Company).

2.           Term.  The term of this Agreement shall commence on the date hereof and shall continue for the duration of Employees employment with Company.

3.           Confidential Information.  Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company's Confidential Information (as defined below).  Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Company's possession, (2) Confidential Information belonging to any parent or subsidiary of the Company and (3) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement.  "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Company, either directly or indirectly, in writing, orally or by drawings, or by observation of products.  Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.  Employee further agrees not to improperly use or disclose or bring onto the premises of Company any trade secrets of another person or entity during the term of this Agreement.  Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to the Company, to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it, except as necessary, in carrying out Employee’s work for the Company consistent with the Company's agreement with such third party.

4.           Inventions.  For purposes of this Agreement, "Invention" shall mean any new inventions, improvements, machines, manufactures, methods, processes, uses, apparatuses, compositions of matter, designs, original works of authorship, formulas, databases, computer programs or software, or configurations of any kind, discovered, conceived, developed, made, or produced or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.

4.1.           Assignment of Inventions.  Employee assigns to Company all of Employee's interest in all ideas and Inventions, whether or not patentable, copyrightable or protectible as trade secrets, made or conceived by Employee, solely or jointly with any others, during the term of Employee's employment with Company, except for any idea or Invention for which no equipment, supplies, time, facilities or trade secret information of Company was used and that was developed entirely upon Employee's own time, and does not relate either to the business of Company or Company's actual or demonstrably anticipated research or development.  All ideas and Inventions hereby assigned are referred to as “Assigned Inventions”.  Employee agrees to promptly disclose all Assigned Inventions in writing to Company, to assist Company in preparing patent applications and assignments for those Inventions and to vest title to those Inventions in Company, all at Company's expense, but for no consideration to Employee in addition to Employee's salary or wages.  If Company requires Employee's assistance under this Section after termination of Employee's employment, Employee shall be compensated for Employee's time actually spent in providing that assistance at any hourly rate equivalent to Employee's salary or wages during Employee's last period of employment by Company.

4.2.           Prior Inventions.  Employee has attached as Exhibit A, a list of any Inventions belonging to Employee prior to employment with Company ("Prior Inventions"), that relate to the business of Company or Company's actual or demonstrably anticipated research or development and that are not assigned to Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of employment with Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, process or machine.

4.3.           Records of Inventions.  Employee agrees to keep and maintain adequate and current written records of all Inventions of Employee during the term of employment with Company.  Such records shall be in the form of notes, sketches, drawings, and any other format that may be specified by Company, and shall be available to and remain the sole property of Company at all times.

4.4           Works for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner or such copyrightable works.  Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company’s business or current or anticipated research and development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

4.5           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention: and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless or whether or not such right is denominated or generally referred to as a “moral right”.

5.           Return of Property.  Employee agrees that upon termination of employment with Company, Employee will deliver to Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Company or otherwise belonging to Company, its successors or assigns.  In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

6.           Notification of New Employer.  Company shall have the right to notify any future employers of Employee of Employee's rights and obligations under this Agreement.

7.           Other Agreements.  Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Company.  Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

8.           Equitable Remedies.  Employee agrees that it would be impossible or inadequate to measure and calculate Company's damages from any breach of the covenants set forth in this Agreement.  Accordingly, Company shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

9.           Miscellaneous.

9.1           Attorneys' Fees; Prejudgment Interest; Governing Laws.  If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of Arizona, excluding its conflict of laws rules.

9.2.           Amendment; Waiver.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

9.3.           Entire Agreement.  This document and any written employment agreement between Employee and Company constitute the entire agreement between the parties regarding the subject matter, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

9.4.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the heirs, successors and assigns of the respective parties hereto.

9.5.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

9.6           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

9.7           No Duty to Employ.  Employee understands that this Agreement does not constitute a contract of employment or obligate the Company to employ Employee for any stated period of time.  This Agreement shall be effective as of the first day of Employee’s employment by the Company.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

In witness whereof, the parties have executed this Proprietary Information Agreement as of the date set forth below.

EMPLOYEE:	COMPANY:
NUTRACEA
a California corporation

Kody Newland	By: W. John Short
Title: Chairman & Chief Executive Officer
Address:
1928 E Highland	Address:
F-104, PMB 61	6720 N Scottsdale Rd, Suite 390
Phoenix, AZ 85016	Scottsdale, AZ 85253

Date: March 3, 2010	Date: March 3, 2010

EXHIBIT A of PROPRIETARY INFORMATION AGREEMENT

PRIOR INVENTIONS

Title Date Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Employee:
Kody Newland

Date:	March 3, 2010

EXHIBIT B of PROPRIETARY INFORMATION AGREEMENT

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with NutraCea or otherwise belonging to NutraCea, its successors or assigns or any parent or subsidiary of NutraCea.

I further certify that I have complied with all the terms of NutraCea's Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of NutraCea, any parent or subsidiary of NutraCea, or any of its respective employees, clients, consultants or licensees.

I further agree that for twenty four (24) months from this date, I will not:

a.	Hire any employees of NutraCea, or

b.
Directly or indirectly, solicit, induce, recruit or encourage any NutraCea employee, consultant, vendor, supplier, customer or client to sever its relationship with NutraCea or accept an employment, consultant or other business relationship with any other business.

EMPLOYEE:	COMPANY:
NUTRACEA
a California corporation

Kody Newland	By:
Title:

Address:
1928 E Highland	Address:
F-104, PMB 61	6720 N Scottsdale Rd, Suite 390
Phoenix, AZ 85016	Scottsdale, AZ 85253

Date: ______________________________	Date: ______________________________